RESTATED ARTICLES OF INCORPORATION



	We, the undersigned, incorporators, hereby associate ourselves together to form and establish a corporation FOR profit under the laws of the State of Kansas.

	FIRST:  The Name of the Corporation is INTRUST FINANCIAL
CORPORATION.

	SECOND: The Location of its Principal Place of Business in this state is 105 North Main, Wichita, Kansas 67202.

	THIRD: The location of its registered office in Kansas is 105 North Main, Wichita, Sedgwick County, Kansas, 67202, and the resident agent in charge thereof at such address is Douglas C.
Winkley.

	FOURTH: This Corporation is organized FOR profit and the nature of its business is:

	To acquire by purchase, exchange or otherwise, the capital stock of any state or national bank located within or without the boundaries of the State of Kansas; provided, however, the corporation shall not acquire control of more than one bank, either state or national, if such control as defined by the statutes of the State of Kansas or the laws of the United States shall be prohibited;



	To manufacture, purchase or acquire, in any lawful manner, to hold or own, to mortgage, pledge, sell, transfer or in any other lawful manner dispose of, and to deal and trade in goods, wares, merchandise, manufacture and property of any and every class and description; and to engage in any lawful trade, business or manufacture whatsoever, either as principal or as agent, or in combination with others, at any place within or without the State of Kansas;





	To subscribe for, purchase, or otherwise acquire, to guarantee, hold or own, to sell, assign, transfer, mortgage, pledge or otherwise dispose of the property, both real and personal, or the shares of the capital stock, or any bonds, securities, or other evidences of indebtedness created by any other corporation of this state, or of any other state, country, nation or government, or governmental unit whatsoever, and while owner of such property or stock or evidences of indebtedness, to exercise all the rights, powers, and privileges of ownership appurtenant thereto;



	To purchase, hold, sell and transfer shares of its own capital stock; but the corporation shall not use its funds or property for the purchase of its own shares of capital stock when such use would cause any impairment of the capital of the corporation;



	To lend and borrow money, and to issue notes, bonds, debentures, and other evidences of indebtedness, and to mortgage, pledge and hypothecate any and all of the real and personal property of the corporation, both within and without the State of Kansas; and, generally, to do all other things incident to carrying out the objects aforesaid, or expedient and convenient in the prosecution of the business of the corporation; and to have and exercise all the powers necessary to carry said objects into effect;



	Without in any way limiting or restricting the objects and powers of the corporation hereinbefore enumerated, for the purpose of attaining and furthering its objects, the corporation shall have the power to do any and all other acts and things, and to exercise all other powers which are now, or may be hereafter, authorized by law; it being hereby expressly provided that the foregoing enumeration and reiteration of specific objects and powers shall not be held to limit in any manner the general powers of the corporation; and all of the foregoing powers shall be available to, and may be exercised by, the corporation, both within and without the State of Kansas.



	FIFTH: The total amount of capital of this corporation is Fifty Million ($50,000,000), and the total number of shares into which it is divided is as follows:

	10,000,000 shares of common stock, par value of Five Dollars
($5.00) each.

	SIXTH: The Amount of Capital with which this Corporation will commence business is One Thousand Dollars ($1,000.00).

	SEVENTH: The Names and Places of Residence (P.O. Address) of each of the INCORPORATORS:

	JEROME E. JONES - 1022 Union Center Building, Wichita, Kansas
67202

	H.E. JONES - 1022 Union Center Building, Wichita, Kansas 67202

	RICHARD JONES - 1022 Union Center Building, Wichita, Kansas
67202

	EIGHTH:  The Term for which this Corporation is to exist is ONE
HUNDRED YEARS.

	NINTH:  The Number of Directors shall be not less than three
(3) with the maximum number to be determined from time to time as prescribed by the By-Laws. The Directors shall be divided into three (3) classes; the term of office of those in the first class to expire at the 1990 annual meeting; the term of office of those in the second class to expire at the 1991 annual meeting; and the term of office of those in the third class to expire at the 1992 annual meeting. At each annual election held after such classification and election, Directors shall be chosen for a full three (3) year term to succeed those whose terms expire.

	TENTH: (a) No Director of this Corporation shall be held personally liable to this Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director including merger and acquisition decisions, provided that this provision shall not eliminate or limit the liability of a Director (1) for any breach of the Director's duty of loyalty to this Corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under the provisions of K.S.A. 17-6424 and any amendments thereto, or (4) for any transaction from which the Director derived an improper personal benefit. In connection with merger and acquisition decisions, a Director may consider factors in addition to financial adequacy of the offered price such as the impact on employees, customers and the community. (b) This Article shall not eliminate or limit the liability of a Director for any act or omission occurring prior to the effective date of the Amendment adding this Article TENTH to the Restated Articles of Incorporation of this Corporation.
(c) Any repeal or modification of this Article shall be prospective only and shall not adversely affect any limitation on the personal liability of a Director of this Corporation existing at the time of such repeal or modification.

	ELEVENTH: Any person, or such person's heir, executor or administrator may be indemnified or reimbursed by the Corporation for reasonable expenses actually incurred in connection with any action, suit or proceeding, civil or criminal, to which such person shall be made a party by reason of being or having been a director, officer or employee of the Corporation or of any firm, corporation or organization which such person served in any such capacity at the request of the Corporation; provided, however, that no person shall be so indemnified or reimbursed in relation to any matter in such action, suit or proceeding as to which such person shall finally be adjudged to have been guilty of or liable for gross negligence, willful misconduct or criminal acts in the performance of such person's duties to the Corporation; and, provided further, that no person shall be so indemnified or reimbursed in relation to any matter in such action, suit or proceeding which has been made the subject of a compromise settlement, except with the approval of a court of competent jurisdiction, or the holders of record of a majority of the outstanding shares of the Corporation, or the Board of Directors, acting by vote of Directors not parties to the same or substantially the same action, suit or proceeding, constituting a majority of the whole number of Directors. The foregoing right of indemnification or reimbursement shall specifically include all matters arising from merger and acquisition decisions made by the director, officer or employee and shall not be exclusive of other rights to which such person, or such person's heir, executor or administrator may be entitled as a matter of law.

The Corporation may, upon the affirmative vote of a majority of its Board of Directors, purchase insurance for the purpose of indemnifying its directors, officers and other employees to the extent that such indemnification is allowed in the preceding paragraph. Such insurance may, but need not, be for the benefit of all directors, officers or employees.

	IN TESTIMONY WHEREOF, we have hereunto subscribed our names this 27th day of May, A.D. 1971.



							/s/ Jerome E. Jones



							/s/ H.E. Jones



							/s/ Richard Jones





AS AMENDED, through July 1993.



______________________________________

Douglas C. Winkley, Secretary